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                                                               EXHIBIT (a)(1)(I)

                 EMAIL COMMUNICATION TO ELIGIBLE OPTION HOLDERS

                             DATED FEBRUARY 18, 2002

To:      ADTRAN Eligible Option Holders Who Have Not Delivered an Election Form
From:    ADTRAN, Inc.
Date:    February 18, 2002
Re:      IMPORTANT REMINDER:  ADTRAN Stock Option Exchange Offer

         As you know, on January 28, 2002, we announced the ADTRAN stock option exchange program. There are eight days left for you to elect to exchange your eligible options under the stock option exchange program. If you would like to exchange your eligible options for new options to be granted at least six months and two days after the expiration of the offer, as described in the Offer to Exchange that we delivered to you, you must deliver your Election Form to James Matthews no later than 9:00 p.m., Central Standard Time, on Tuesday, February 26, 2002.

         If you do not wish to tender any of your eligible options for exchange, then no action is required on your part.

         If you have any questions, please contact Mr. Matthews at (256) 963-8000, email: jim.matthews@adtran.com. If you would like a paper copy of any of the documents delivered to you in connection with the stock option exchange program, please contact Pat Gill at (256) 963-8220, email: pat.gill@adtran.com.